EXHIBIT 3.38

CERTIFICATE OF INCORPORATION

OF

SEALY COMPONENTS-PADS, INC

* * * *

1. The name of the corporation is Sealy Components-Pads, Inc.

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. The nature of the business or purposes to be conducted or promoted is:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total number of shares of stock which the corporation shall have authority to issue is One Thousand (1000) and the par value of each of such shares is One Cent ($0.01), amounting in the aggregate to Ten Dollars ($10.00).

The affirmative vote of the holders of shares of any class of Common Stock, voting as a separate class (which vote shall be in addition to any vote or other action required by the law of the State of Delaware), shall be requited to effect any amendment, repeal or modification of any provision of this Certificate of Incorporation that adversely effects the powers, preferences or special rights of the holders of such class of Common Stock.

5. The name and mailing address of each incorporator is as follows:

NAME	MAILING ADDRESS
A.S. Gardner	Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware

T.D. Fry	Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware

M.A. Humphrey	Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware

6. The corporation is to have perpetual existence.

7. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors shall be fixed by, or in the manner provided in, the By-laws. Election of directors need not be by written ballot unless the By-laws so provide.

In the event of any vacancy resulting from the death, resignation, retirement, disqualification or removal of any director, or resulting from an increase in the number of directors to be elected by the holders of Common Stock or otherwise, such vacancy may be filled by a vote of a majority of the Directors then in office, although less than a quorum, or by a sole remaining director.

Directors may be removed, without cause, only by a vote of the holders of a majority of the shares of Common Stock then outstanding and entitled to vote.

8. No director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived any improper personal benefit.

If the General Corporation Law of the State of Delaware is amended subsequent to the date of the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware in any manner which further eliminates or limits the personal liability of directors, then, without further action by the Board of Directors or the stockholders of the Corporation, the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

Any repeal or modification of this Article by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

9. The Board of Directors shall have the right to make, alter, or repeal By-laws for the Corporation subject to the power of the stockholders to alter or repeal the By-laws made or altered by the Board of Directors.

10. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

WE, THE UNDERSIGNED, being each of the incorporators hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is our act and deed and the facts herein stated are true, and accordingly have hereunto set our hands this 5th day of May 1995.

/s/ A.S. Gardner
A.S. Gardner

/s/ T.D. Fry
T.D. Fry

/s/ M.A. Humphrey
M.A. Humphrey

3